Exhibit 99.2

[LOGO]             News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact                                                                                                             For release: 8 a.m. January 22, 2004

    Jerry Davis (media) 215-977-6298

    Terry Delaney (investors) 215-977-6106

No. 3994

SUNOCO REPORTS FOURTH QUARTER RESULTS;

2004 CAPITAL SPENDING PLAN

PHILADELPHIA, January 22, 2004 — Sunoco, Inc. (NYSE: SUN) today reported net income of $36 million ($.47 per share diluted) for the fourth quarter of 2003 versus $61 million ($.79 per share diluted) for the 2002 fourth quarter.

The fourth quarter 2003 results included a $17 million after-tax charge related to the pending sale of the Chemical’s plasticizers business and a $9 million after-tax gain from Retail Marketing’s sales of service stations in the Midwest. Included in the fourth quarter 2002 results was a $5 million after-tax charge associated with asset write-downs. Excluding these special items, income for the fourth quarter of 2003 amounted to $44 million ($.57 per share diluted) versus income of $66 million ($.86 per share diluted).

For the full year 2003, Sunoco reported net income of $312 million ($4.03 per share diluted) versus a net loss of $47 million ($.62 per share diluted) for the prior year. Excluding special items, Sunoco’s income for the full year 2003 was $335 million ($4.32 per share diluted) versus a loss of $25 million ($.33 per share diluted) for 2002.

The Company also announced a 2004 capital spending plan of $750 million, excluding acquisition outlays. Non-acquisition related capital spending totaled $425 million in 2003.

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SUNOCO 4Q03 EARNINGS, PAGE 2

“Our fourth quarter results, while not as robust as earlier quarters, finished off a strong year for Sunoco,” said John G. Drosdick, Sunoco Chairman and CEO. “Refining and Supply earned $20 million for the quarter and $261 million for the full year 2003. Operating performance in our refineries, while limited by significant planned maintenance in the fourth quarter, continued to be strong. On an annual basis, we increased our total production for the third consecutive year. Although refining margins declined during the quarter, the market for 2003 was excellent and the outlook for 2004 remains favorable.

“Our Chemicals and Retail Marketing businesses earned $26 million and $25 million, respectively, for the quarter, up sharply from the prior-year period. Results for the full year 2003 were also much improved. Looking ahead, we expect increased contributions from these businesses. We consider this portfolio diversity to be a significant strength of the Company.

“Our Coke business earned $11 million in the fourth quarter, essentially unchanged from the year-ago period. Logistics had a loss of $3 million in the current quarter as a result of $11 million of after-tax charges for litigation associated with pipeline spills that occurred in prior years.

“For the full year, excluding special items, we earned $335 million ($4.32 per diluted share). Over the past year, we have added significant new growth to our Refining and Supply, Retail Marketing and Chemicals businesses. Our 2004 results are expected to benefit significantly from a full-year contribution from these assets. We also expect to grow our Logistics and Coke businesses. Logistics assets from the Eagle Point purchase will be offered for sale to Sunoco Logistics Partners L.P. We have also begun construction of a $140 million coke plant in Haverhill, Ohio, which we expect to be in production by March 2005.

“In addition to growing our asset base, we increased our dividend by ten percent and repurchased 2.9 million shares ($136 million) in the recently completed quarter. We ended the year with $431 million of cash, a net debt-to-capital ratio of 40 percent and a stronger balance sheet than a year ago. This combination of opportunistic asset growth and returning cash to the shareholders while remaining prudently leveraged is the core of our strategy to enhance shareholder value.”

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SUNOCO 4Q03 EARNINGS, PAGE 3

DETAILS OF FOURTH QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $20 million in the current quarter versus $48 million in the fourth quarter of 2002. The decline was largely due to lower production volumes and realized margins in the Northeast refining system. Higher expenses, including fuel costs and depreciation, also contributed to the decrease in earnings.

Production decreased in the Northeast due to a planned maintenance turnaround in November which reduced total production by approximately 5 million barrels. Excluding this scheduled downtime, crude unit throughput averaged approximately 500,000 barrels per day (99 percent utilization) in the Northeast. At Sunoco’s Toledo refinery, total production averaged over 167,000 barrels per day, a new quarterly record.

RETAIL MARKETING

Retail Marketing earned $25 million in the fourth quarter of 2003 versus $12 million in the fourth quarter of 2002. The increase in earnings was due largely to higher retail gasoline margins, which were up three cents per gallon compared to the prior-year quarter. Partially offsetting the increased margins were higher expenses, including additional expenses associated with the sites acquired from Speedway in June 2003.

CHEMICALS

Chemicals earned $26 million in the fourth quarter of 2003 versus $17 million in the prior-year period. Average realized margins were 8.7 cents per pound, up over 1 cent per pound versus the prior-year quarter due largely to higher polypropylene margins. Higher sales volumes, which were up 5 percent versus the prior-year quarter, also contributed to the increase in earnings. Partially offsetting this improvement were higher depreciation and fuel expenses.

LOGISTICS

Sunoco’s Logistics segment, which is comprised of Sunoco’s 75-percent interest in Sunoco Logistics Partners L.P. (NYSE: SXL) and certain other assets and joint venture interests, had a loss of $3 million in the fourth quarter of 2003 versus $7 million of income in the prior-year period. The current period results include $11 million of after-tax charges for litigation associated with two pipeline spills that occurred in prior years.

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COKE

The Coke business earned $11 million in the fourth quarter of 2003 versus $12 million in the fourth quarter of 2002. The decline was primarily due to lower benefits from tax credits, partially offset by higher coal and coke margins.

CORPORATE AND OTHER

Corporate administrative expenses were $11 million after tax in the current quarter versus $5 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, including pension and performance-related incentive compensation.

Net financing expenses were $24 million after tax in the fourth quarter of 2003 versus $25 million in the prior-year quarter.

SPECIAL ITEMS

Net income for the fourth quarter of 2003 included a $17 million after-tax charge for the write-down of the plasticizer business and a $9 million after-tax gain from the sale of service stations in the Midwest. The service station sales generated proceeds of $46 million in the fourth quarter. Net income for the fourth quarter of 2002 included a $5 million after-tax charge related to asset write-downs associated with the shutdown of a pipeline in Syracuse, NY and a related refined products terminal and a 140 million pounds-per-year aniline and diphenylamine (chemicals) production unit in Haverhill, Ohio.

TWELVE MONTH RESULTS

Sunoco had net income of $312 million for the full year 2003 versus a net loss of $47 million in the comparable 2002 period.

In addition to the fourth quarter special items mentioned above, full year results for 2003 include a $15 million after-tax charge associated with the write-down of a joint venture MTBE production facility. Results for the full year 2002 also included $17 million of after-tax charges for asset write-downs and charges related to the shutdown of a polypropylene line at the La Porte, TX plant and certain processing units at the Toledo refinery and a loss provision related to a lawsuit associated with the Puerto Rico refinery, which was divested in December 2001.

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SUNOCO 4Q03 EARNINGS, PAGE 5

Excluding these special items, Sunoco earned $335 million for the full year 2003 versus a loss of $25 million in the comparable 2002 period. The increase in earnings was primarily due to significantly higher margins in the Refining and Supply, Retail Marketing and Chemicals business units. Higher refined product sales volumes also contributed to the improved results. Partially offsetting these increases were higher expenses across the Company, primarily fuel, utility costs and employee-related expenses and higher net financing expenses.

CAPITAL SPENDING

Sunoco’s 2004 capital program (excluding acquisition capital) of $750 million includes: $297 million for base spending, $103 million for refinery turnarounds, $175 million for spending associated with meeting clean fuels gasoline specifications, $112 million towards construction of the Haverhill, Ohio, coke plant and $63 million for various other income-improvement projects. These amounts include spending for the recently acquired Eagle Point refinery.

In addition to normal infrastructure and maintenance capital requirements, base spending includes several economic return projects to upgrade Sunoco’s existing asset base. These projects include $70 million for new processing equipment, boilers and reinstrumentation projects at the Company’s refineries and $23 million for additional investments to upgrade Sunoco’s existing retail network and enhance its APlus® convenience store presence. Base spending also includes $11 million to complete conversion of the Speedway sites acquired in 2003 to Sunoco branded outlets.

With respect to clean fuels spending, the Company estimates that total capital outlays to comply with the Tier II gasoline and diesel specifications will be in the range of $400-$500 million, including amounts attributable to the Eagle Point refinery. The Company expects that most of this spending will occur through 2006. Through year-end 2003, the Company’s Tier II spending totaled $25 million. The Company plans to meet the new gasoline specifications with new gasoline hydrotreaters at its Marcus Hook, Philadelphia, Toledo and Eagle Point facilities. Spending in 2004 will include continued engineering and construction work associated with these efforts.

The income-improvement projects include capital for refinery projects including expenditures to restart an alkylation unit at the Philadelphia refinery and for various catalytic cracker upgrades

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SUNOCO 4Q03 EARNINGS, PAGE 6

and energy projects. It also includes capital for new retail units and for production upgrades in certain chemicals facilities.

Sunoco’s 2003 capital spending totaled $425 million. Expenditures included $284 million for base infrastructure and maintenance, $88 million for refinery turnarounds, $23 million for spending related to Tier II Clean Fuels, and $30 million for various income-improvement projects. Base infrastructure spending included $50 million related to construction of a new sulfur plant at Sunoco’s Marcus Hook refinery.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,500 retail sites selling gasoline and convenience items, interests in almost 11,000 miles of domestic crude oil and refined product pipelines and 33 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco has a strong presence in petrochemicals with approximately six billion pounds of annual sales, largely chemical intermediates used in the manufacture of fibers, plastics, film and resins. Utilizing a proprietary technology, Sunoco also manufactures two million tons annually of high-quality blast furnace coke for use in the steel industry.

Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (January 22, 2004). It can be accessed through Sunoco’s Web site –www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

NOTE: In this earnings release, Sunoco has provided income (loss) before special items in addition to net income (loss) determined in accordance with generally accepted accounting principles (GAAP). This non-GAAP financial measure is used by Sunoco management to evaluate financial and operating performance as the special items are not directly related to operating results for the period. It also facilitates comparisons to prior-period financial results and to the results of the Company’s competitors. The measure is also comparable to earnings forecasts made by securities analysts and others, which generally exclude special items as they are difficult to predict in advance. A reconciliation of income before special items to GAAP net

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income is presented in the Earnings Profile of Sunoco Businesses on pages 9, 10, 17 and 18 in this release. Special items are not allocated to Sunoco’s business segments in its consolidated financial statements. Income (loss) before special items should not be considered a substitute for net income (loss).

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s third quarter Form 10-Q filed with the Securities and Exchange Commission on November 6, 2003 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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Sunoco, Inc.

2003 Fourth Quarter and Twelve-Month Financial Summary

(Unaudited)

Fourth Quarter	2003	2002
Revenues	$4,576,000,000	$4,085,000,000
Net Income	$36,000,000	$61,000,000
Net Income Per Share of Common Stock:
Basic	$.47	$.80
Diluted	$.47	$.79
Weighted Average Number of Shares Outstanding (In Millions):
Basic	76.3	76.4
Diluted	77.2	77.0

Twelve Months
Revenues	$17,929,000,000	$14,384,000,000
Net Income (Loss)	$312,000,000	$(47,000,000)
Net Income (Loss) Per Share of Common Stock:
Basic	$4.07	$(.62)
Diluted	$4.03	$(.62	)*
Weighted Average Number of Shares Outstanding (In Millions):
Basic	76.7	76.2
Diluted	77.5	76.2	*

*	Since the assumed issuance of common stock under stock incentive awards would not have been dilutive, the diluted per share amounts are equal to the basic per share amounts.

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SUNOCO 4Q03 EARNINGS, PAGE 9

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Three Months Ended December 31
	2003	2002	Variance
Refining and Supply	$20	$48	$(28)
Retail Marketing	25	12	13
Chemicals	26	17	9
Logistics	(3)	7	(10)
Coke	11	12	(1)
Corporate and Other:
Corporate expenses	(11)	(5)	(6)
Net financing expenses and other	(24)	(25)	1

	44	66	(22)
Special items	(8)	(5)	(3)

Consolidated net income	$36	$61	$(25)

Earnings (loss) per share of common stock (diluted):
Income before special items	$.57	$.86	$(.29)
Special items	(.10)	(.07)	(.03)

Net income	$.47	$.79	$(.32)

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Twelve Months Ended December 31
	2003	2002	Variance
Refining and Supply	$261	$(31)	$292
Retail Marketing	91	20	71
Chemicals	53	28	25
Logistics	26	33	(7)
Coke	43	42	1
Corporate and Other:
Corporate expenses	(40)	(26)	(14)
Net financing expenses and other	(99)	(91)	(8)

	335	(25)	360
Special items	(23)	(22)	(1)

Consolidated net income (loss)	$312	$(47)	$359

Earnings (loss) per share of common stock (diluted):
Income (loss) before special items	$4.32	$(.33)	$4.65
Special items	(.29)	(.29)	—

Net income (loss)	$4.03	$(.62)	$4.65

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Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

Certain revisions to Sunoco’s Financial and Operating Statistics have been made to the 2002 amounts to conform to the 2003 presentation. The primary changes provide refinery production volumes (instead of the previously reported sales volumes) and realized refining margin per barrel on the basis of production available for sale (instead of the previously reported sales volumes which included purchase-for-sale activity). More detailed information concerning refining throughputs has also been provided. Additionally, the value of internally produced fuel at Sunoco’s refineries and chemical plants, which was previously shown as an operating expense, is now shown as a reduction to realized margins.

Note: Comparable Financial and Operating Statistics for periods dating back to 1999 are available at Sunoco’s website, www.SunocoInc.com, under “Shareholder and Financial Information – Financial Reports”.

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2003	2002	2003	2002
TOTAL REFINING AND SUPPLY

Income (Loss) (Millions of Dollars)	$20	$48	$261	$(31)
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$4.01	$4.24	$4.76	$2.83
Crude Inputs as Percent of Crude Unit Rated Capacity	93	95	97	95
Throughputs (Thousand Barrels Daily):
Crude Oil	678.4	693.4	708.1	689.9
Other Feedstocks	54.0	58.0	53.2	58.4

Total Throughputs	732.4	751.4	761.3	748.3

Products Manufactured (Thousand Barrels Daily):
Gasoline	379.4	373.1	375.6	375.2
Middle Distillates	232.6	241.8	236.7	231.2
Residual Fuel	50.5	56.4	59.8	55.9
Petrochemicals	27.2	30.0	27.9	30.5
Lubricants	13.5	10.9	13.6	13.1
Other	59.3	71.1	77.6	73.4

Total Production	762.5	783.3	791.2	779.3
Less: Production Used as Fuel in Refinery Operations	34.7	36.3	37.1	37.0

Total Production Available for Sale	727.8	747.0	754.1	742.3

*	Wholesale sales revenue less cost of crude oil, other feedstocks, product purchases, internally produced fuel and related terminalling and transportation divided by production available for sale.

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SUNOCO 4Q03 EARNINGS, PAGE 12

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2003	2002	2003	2002
Northeast Refining System

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$3.56	$4.16	$4.63	$2.47
Market Benchmark 6-3-2-1 (Per Barrel)	$4.52	$4.22	$5.63	$2.41
Crude Inputs as Percent of Crude Unit Rated Capacity	89	94	95	94
Throughputs (Thousand Barrels Daily):
Crude Oil	447.0	474.6	481.7	476.2
Other Feedstocks	47.9	51.0	46.8	51.2

Total Throughputs	494.9	525.6	528.5	527.4

Products Manufactured (Thousand Barrels Daily):
Gasoline	258.1	266.4	261.2	266.9
Middle Distillates	161.2	173.2	169.1	167.4
Residual Fuel	46.2	51.8	55.7	51.9
Petrochemicals	20.6	22.6	20.8	22.8
Other	28.8	34.5	42.1	40.5

Total Production	514.9	548.5	548.9	549.5
Less: Production Used as Fuel in Refinery Operations	24.4	25.6	26.3	26.3

Total Production Available for Sale	490.5	522.9	522.6	523.2

Toledo Refinery

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$4.63	$4.64	$5.29	$3.39
Market Benchmark 4-3-1 (Per Barrel)	$4.02	$5.27	$5.95	$4.37
Crude Inputs as Percent of Crude Unit Rated Capacity*	108	99	103	96
Throughputs (Thousand Barrels Daily):
Crude Oil	151.2	138.0	144.1	134.0
Other Feedstocks	6.1	7.0	6.1	6.9

Total Throughputs	157.3	145.0	150.2	140.9

*	Effective January 1, 2004, Sunoco’s crude oil processing capacity at the Toledo refinery increased from 140 thousand barrels daily to 150 thousand barrels daily.

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SUNOCO 4Q03 EARNINGS, PAGE 13

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2003	2002	2003	2002
Toledo Refinery (Continued)

Products Manufactured (Thousand Barrels Daily):
Gasoline	102.4	87.9	96.5	87.9
Middle Distillates	41.8	40.1	38.3	36.3
Residual Fuel	4.3	4.6	4.1	4.0
Petrochemicals	6.6	7.4	7.1	7.7
Other	12.3	13.5	13.4	13.5

Total Production	167.4	153.5	159.4	149.4
Less: Production Used as Fuel in Refinery Operations	8.4	8.9	8.9	8.7

Total Production Available for Sale	159.0	144.6	150.5	140.7

Tulsa Refinery

Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$5.53	$4.03	$4.59	$4.22
Market Benchmark 3-1-2 (Per Barrel)	$4.32	$4.63	$5.28	$3.48
Crude Inputs as Percent of Crude Unit Rated Capacity	94	95	97	94
Throughputs (Thousand Barrels Daily):
Crude Oil	80.2	80.8	82.3	79.7
Other Feedstocks	—	—	.3	.3

Total Throughputs	80.2	80.8	82.6	80.0

Products Manufactured (Thousand Barrels Daily):
Gasoline	18.9	18.8	17.9	20.4
Middle Distillates	29.6	28.5	29.3	27.5
Lubricants	13.5	10.9	13.6	13.1
Other	18.2	23.1	22.1	19.4

Total Production	80.2	81.3	82.9	80.4
Less: Production Used as Fuel in Refinery Operations	1.9	1.8	1.9	2.0

Total Production Available for Sale	78.3	79.5	81.0	78.4

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SUNOCO 4Q03 EARNINGS, PAGE 14

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2003	2002	2003	2002
RETAIL MARKETING

Income (Millions of Dollars)	$25	$12	$91	$20
Retail Margin (Per Barrel):
Gasoline	$4.71	$3.44	$4.34	$3.14
Middle Distillates	$4.42	$4.42	$4.73	$4.14
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	280.8	265.2	276.5	262.3
Middle Distillates	41.6	40.0	40.3	36.4

	322.4	305.2	316.8	298.7

Total Retail Gasoline Outlets, End of Period	4,528	4,381	4,528	4,381
Gasoline and diesel throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	126	124	124	122
Convenience Stores:
Total Stores, End of Period	813	638	813	638
Merchandise Sales (M$/Store/Month)	72	72	72	69
Merchandise Margin (Company Operated)(% of Sales)	25%	25%	25%	25%

CHEMICALS

Income (Millions of Dollars)	$26	$17	$53	$28
Margin* (Cents per Pound) – All Products	8.7	7.6	7.9	6.3
Sales (Millions of Pounds):
Phenol and Related Products	695	737	2,629	2,831
Polypropylene**	423	306	1,562	1,346
Plasticizers	145	155	591	615
Propylene	196	206	774	774
Other	46	36	162	178

	1,505	1,440	5,718	5,744

Margin for Key Products* (Cents per Pound)
Phenol and Related Products	8.9	8.6	8.2	6.6
Polypropylene**	11.8	10.4	11.0	9.5

*	Wholesale sales price less cost of feedstocks, product purchases, internally produced fuel and related terminalling and transportation divided by sales volumes. In addition, the margins for polypropylene exclude the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.
**	Excludes Epsilon Products Company, LLC polypropylene joint venture.

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SUNOCO 4Q03 EARNINGS, PAGE 15

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2003	2002	2003		2002
COKE

Income (Millions of Dollars)	$11	$12	$43		$42
Coke Production (Thousands of Tons)	513	514	2,024		2,001
Coke Sales (Thousands of Tons)	513	618	2,024		2,158

CAPITAL EXPENDITURES (Millions of Dollars)

Refining and Supply	$82	$69	$245		$179
Retail Marketing	45	43	107	*	124
Chemicals	11	13	29	**	36
Logistics	15	14	39		41
Coke	2	2	5		5

	$155	$141	$425		$385

*	Excludes $162 million purchase from a subsidiary of Marathon Ashland Petroleum LLC (“Marathon”) of 193 Speedway retail gasoline sites located primarily in Florida and South Carolina, including related inventory.
**	Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P. and a related 700 million pounds-per-year, 15-year propylene supply contract with Sunoco, and the acquisition of Equistar’s Bayport polypropylene facility.

DEPRECIATION, DEPLETION AND

AMORTIZATION (Millions of Dollars)

Refining and Supply	$44	$39	$165	$153
Retail Marketing	26	24	99	95
Chemicals	16	12	59	44
Logistics	7	6	27	25
Coke	3	3	13	12

	$96	$84	$363	$329

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BALANCE SHEET INFORMATION (Millions of Dollars)	At December 31 2003	At December 31 2002
Cash and Cash Equivalents	$431	$390
Total Borrowings (including Current Portion)	$1,453	$1,455
Shareholders’ Equity	$1,556	$1,394

CAPITAL EXPENDITURES (Millions of Dollars)	2004 Plan		2003		2002
Refining and Supply	$425	*	$245		$179
Retail Marketing	130		107	**	124
Chemicals	50	*	29	***	36
Logistics	27	*	39		41	†
Coke	118		5		5

	$750		$425		$385

*	Excludes $249 million acquisition from El Paso Corporation of the Eagle Point refinery and related pipeline and logistics assets, which includes $138 million for inventory.
**	Excludes the $162 million purchase from Marathon of 193 retail gasoline sites located primarily in Florida and South Carolina, which includes $21 million for inventory.
***	Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P. and a related supply contract and the acquisition of Equistar’s Bayport polypropylene facility, which includes $16 million for inventory.
†	Excludes $54 million purchase from an affiliate of Union Oil Company of California of interests in three Midwestern and Western U.S. products pipeline companies and a $6 million purchase which increased the Company’s ownership interest in the West Texas Gulf pipeline.

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SUNOCO 4Q03 EARNINGS, PAGE 17

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2002
	1st	2nd	3rd	4th	Total
Refining and Supply	$(76)	$15	$(18)	$48	$(31)
Retail Marketing	(20)	21	7	12	20
Chemicals	2	(1)	10	17	28
Logistics	8	9	9	7	33
Coke	7	9	14	12	42
Corporate and Other:
Corporate expenses	(8)	(6)	(7)	(5)	(26)
Net financing expenses and other	(20)	(21)	(25)	(25)	(91)

	(107)	26	(10)	66	(25)
Special items	—	(17)	—	(5)	(22)

Consolidated net income (loss)	$(107)	$9	$(10)	$61	$(47)

Earnings (loss) per share of common stock (diluted):
Income (loss) before special items	$(1.41)	$.34	$(.13)	$.86	$(.33)
Special items	—	(.22)	—	(.07)	(.29)

Net income (loss)	$(1.41)	$.12	$(.13)	$.79	$(.62)

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SUNOCO 4Q03 EARNINGS, PAGE 18

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd	3rd	4th	Total
Refining and Supply	$93	$50	$98	$20	$261
Retail Marketing	10	36	20	25	91
Chemicals	(4)	10	21	26	53
Logistics	11	9	9	(3)	26
Coke	10	11	11	11	43
Corporate and Other:
Corporate expenses	(9)	(10)	(10)	(11)	(40)
Net financing expenses and other	(25)	(25)	(25)	(24)	(99)

	86	81	124	44	335
Special items	—	—	(15)	(8)	(23)

Consolidated net income	$86	$81	$109	$36	$312

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.12	$1.04	$1.59	$.57	$4.32
Special items	—	—	(.19)	(.10)	(.29)

Net income	$1.12	$1.04	$1.40	$.47	$4.03

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SUNOCO 4Q03 EARNINGS, PAGE 19

Sunoco, Inc.

Consolidated Statements of Operations

(Millions of Dollars)

(Unaudited)

	2002
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$2,918	$3,527	$3,789	$4,065	$14,299
Interest income	1	2	2	2	7
Other income	12	27	21	18	78

	2,931	3,556	3,812	4,085	14,384

COSTS AND EXPENSES
Cost of products sold and operating expenses	2,380	2,780	3,047	3,223	11,430
Consumer excise taxes	428	460	478	468	1,834
Selling, general and administrative expenses	154	146	166	156	622
Depreciation, depletion and amortization	79	82	84	84	329
Payroll, property and other taxes	28	23	25	24	100
Provision for write-down of assets and other matters	—	26	—	8	34
Interest cost and debt expense	26	28	29	28	111
Interest capitalized	—	(1)	(1)	(1)	(3)

	3,095	3,544	3,828	3,990	14,457
Income (loss) before income tax expense (benefit)	(164)	12	(16)	95	(73)
Income tax expense (benefit)	(57)	3	(6)	34	(26)

Net Income (Loss)	$(107)	$9	$(10)	$61	$(47)

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SUNOCO 4Q03 EARNINGS, PAGE 20

Sunoco, Inc.

Consolidated Statements of Operations

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,560	$4,169	$4,601	$4,536	$17,866
Interest income	3	2	1	3	9
Other income (loss)	7	18	(8)	37	54

	4,570	4,189	4,594	4,576	17,929

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,701	3,250	3,515	3,621	14,087
Consumer excise taxes	437	490	556	516	1,999
Selling, general and administrative expenses	160	178	199	205	742
Depreciation, depletion and amortization	84	90	93	96	363
Payroll, property and other taxes	27	24	30	23	104
Provision for write-down of assets and other matters	—	—	—	28	28
Interest cost and debt expense	28	29	28	29	114
Interest capitalized	(1)	—	(1)	(1)	(3)

	4,436	4,061	4,420	4,517	17,434
Income before income tax expense	134	128	174	59	495
Income tax expense	48	47	65	23	183

Net Income	$86	$81	$109	$36	$312

-END OF SUNOCO 4Q03 EARNINGS REPORT-